EXHIBIT 16.1

February 19, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE: FolkUp Development, Inc.

Dear Sir or Madam:

We have read the statements made by FolkUp Development, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated February 19, 2021. We agree with the statements disclosed under Item 4.01 in such Form 8-K insofar as they relate to our Firm.

We have no basis on which to agree or disagree with the other statements contained in the Form 8-K.

Very truly yours,

/s/ Fruci & Associates II, PLLC
Spokane, Washington